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                                                                      Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS



         The Board of Directors
         Safeguard Scientifics, Inc.

         We consent to incorporation by reference in the Registration Statements (nos. 2-72362, 33-48462, and 333-86777) on Form S-8 of Safeguard
         Scientifics, Inc. of our report dated June 27, 2001 relating to the statements of net assets available for plan benefits of Safeguard Scientifics, Inc. Retirement Plan as of December 31, 2000 and 1999 and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2000 which report is included in the annual report on Form 11-K of Safeguard Scientifics, Inc. Retirement Plan for the year ended December 31, 2000.



         /s/ KPMG LLP
         --------------------------
         Philadelphia, Pennsylvania

         June 27, 2001